This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 28, 2018, between INTERNATIONAL SEAWAYS, INC., a corporation duly organized and existing under the laws of the Republic of The Marshall Islands (the “Issuer”), and GLAS TRUST COMPANY LLC, a limited liability company duly organized and existing under the laws of the State of New Hampshire, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an indenture, dated as of June 13, 2018 (the “Indenture”), providing for the issuance by the Issuer of its 10.75% Step-Up Notes due 2023 (the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer and the Trustee may, with the consent of Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and subject to certain other terms and conditions, amend or supplement the Indenture;
WHEREAS, the Issuer has received the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes to the amendments to the Indenture set forth in this First Supplemental Indenture;
WHEREAS, the Issuer intends by this First Supplemental Indenture to amend Sections 10.07 and 10.17(b) of the Indenture;
WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and
WHEREAS, all actions required to be taken by the Issuer under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Issuer, have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01. Definitions.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.
ARTICLE II
AMENDMENT
Section 2.01. Amendment.  For purposes of the Indenture and the Notes, the following shall replace in its entirety Section 10.07 of the Indenture:
“The Issuer shall not, and shall cause each Restricted Party not to, directly or indirectly, amend, modify, extend, renew, restate, refund, replace, exchange or refinance, or permit any of the foregoing, any provision of the Senior Credit Agreement (as in effect on the Issue Date after giving effect to the Second Amendment thereto, but without giving effect to further amendments, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof) (including any waivers thereunder) in any manner that is, or would reasonably be expected to be, adverse in any material respect to the interests of any Holder, including (i) any provision that may prohibit or restrict the Stated Maturity of the Notes, (ii) interest rate payable thereunder and (iii) Sections 2.10(b), 5.10, 5.11, 5.17, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, 6.14 and 6.15 thereof. For the avoidance of doubt, reducing mandatory prepayments under Section 2.10(b) would be adverse in a material respect to the interests of a Holder.”
Section 2.02. Amendment.  For purposes of the Indenture and the Notes, the following shall replace in its entirety clause (b) of Section 10.17 of the Indenture:
“(b)  Not later than five Business Days following the receipt by the Operating Company or any Restricted Subsidiary of any Net Cash Proceeds of any Asset Sale or Casualty Event with respect to collateral securing the Senior Credit Facilities, the Operating Company shall apply 100% of such Net Cash Proceeds in accordance with Section 2.10(b)(vi) and (d) thereof; provided, however, that any Net Cash Proceeds of any assets securing the ABN Facility shall be applied in accordance with the provisions thereunder.”
ARTICLE III
MISCELLANEOUS
Section 3.01. Ratification of Indenture.  This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and constructed as one and the same instrument.
Section 3.02. Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.  This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.
Section 3.03. Successors and Assigns.  All covenants and agreements in this First Supplemental Indenture and the Notes by the Issuer shall bind its successors and assigns, whether so expressed or not.
Section 3.04. Separability Clause.   In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired by such invalid, illegal, or unenforceable provision.

Section 3.05. Counterparts.  This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 3.06. Effect of Headings.  The Article and Section headings of this First Supplemental Indenture are for convenience only and shall not affect the construction of this First Supplemental Indenture.
Section 3.07. Trustee Not Responsible for Recitals or Issuance of Notes.  The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Issuer, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.  The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Issuer of Notes or the proceeds from such Notes. The Trustee shall not be responsible to make any calculation with respect to any matter under this First Supplemental Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.
ISSUER:

INTERNATIONAL SEAWAYS, INC.

By:	/s/ James D. Small III
	Name:	James D. Small III
	Title:	Chief Administrative Officer, Senior Vice President, Secretary & General Counsel

TRUSTEE:

GLAS TRUST COMPANY LLC, as Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President